SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                _________________

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)



                       Millstream Acquisition Corporation
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                   601316 10 2
                                 (CUSIP Number)


                                December 31, 2003
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                           |_|      Rule 13d - 1(b)
                           |_|      Rule 13d - 1(c)
                           |X|      Rule 13d - 1(d)










                               Page 1 of 17 Pages

---------------------
CUSIP No. 601316 10 2                   13G                 Page 2 of 17 Pages
---------------------



1              NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               The Group is composed of the following persons(1):
               1.  Arthur Spector
               2.  Spector Family Trust
               3.  Adam B. Spector, as co-Trustee of the Spector Family Trust
               4.  Jeremy D. Spector, as co-Trustee of the Spector Family Trust
               5.  Dr. Heinz C. Schimmelbusch
               6.  Robert E. Keith, Jr.
               7.  Don K. Rice
               8.  J. Brian O'Neill

2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a)     |_|
                                                                  (b)     |_|

3              SEC USE ONLY

4              CITIZENSHIP OR PLACE OF ORGANIZATION

               Not applicable, not organized
               -----------------------------------------------------------------

                           5        SOLE VOTING POWER
NUMBER OF
SHARES                              Not applicable
BENEFICIALLY   -----------------------------------------------------------------
OWNED BY                   6        SHARED VOTING POWER
EACH
REPORTING                           750,000
PERSON         -----------------------------------------------------------------
WITH                       7        SOLE DISPOSITIVE POWER

                                    Not applicable
               -----------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                    Not applicable
               -----------------------------------------------------------------

9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    750,000
               -----------------------------------------------------------------

10                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                  EXCLUDES CERTAIN SHARES                              |X| (2)


11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                    15.7%(3)
               -----------------------------------------------------------------

12                TYPE OF REPORTING PERSON

                                    Not applicable
               -----------------------------------------------------------------

(1) As described in the Issuer's Prospectus, dated August 25, 2003, the members of the Group, in connection with the vote required for any business combination, have agreed to vote their respective shares of Common Stock owned by them immediately prior to the offer described in the Prospectus in accordance with the vote of the public stockholders owning a majority of the shares of the Issuer's outstanding Common Stock.

(2) Does not include warrants to acquire an aggregate of 150,000 shares of Common Stock held by Mr. Keith and warrants to acquire an aggregate of 100,000 shares of Common Stock held by Mr. Rice. These warrants are not currently exercisable.


(3) Based upon 4,775,000 shares of Common Stock outstanding on February 6, 2004, as reported by the Issuer in its Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on February 13, 2004, for the year ended December 31, 2003.

---------------------
CUSIP No. 601316 10 2                   13G                 Page 3 of 17 Pages
---------------------


1                 NAMES OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                           Arthur Spector
                  --------------------------------------------------------------
2                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)      |X|
                                                               (b)      |_|

3                 SEC USE ONLY

4                 CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States
                  --------------------------------------------------------------
                           5        SOLE VOTING POWER
NUMBER OF
SHARES                              360,000
BENEFICIALLY      --------------------------------------------------------------
OWNED BY                   6        SHARED VOTING POWER
EACH
REPORTING                           Not applicable
PERSON            --------------------------------------------------------------
WITH                       7        SOLE DISPOSITIVE POWER

                                    360,000
                  --------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                    Not applicable
                  --------------------------------------------------------------
9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    360,000
                  --------------------------------------------------------------

10                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                  EXCLUDES CERTAIN SHARES       |_|


11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                    7.5%(1)
                  --------------------------------------------------------------

12                TYPE OF REPORTING PERSON

                                    IN
                  --------------------------------------------------------------

     (1) Based upon 4,775,000 shares of Common Stock outstanding on February 6, 2004, as reported by the Issuer in its Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on February 13, 2004, for the year ended December 31, 2003.

---------------------
CUSIP No. 601316 10 2                   13G                 Page 4 of 17 Pages
---------------------

1                 NAMES OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                           Spector Family Trust
                  --------------------------------------------------------------
2                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)      |X|
                                                               (b)      |_|

3                 SEC USE ONLY

4                 CITIZENSHIP OR PLACE OF ORGANIZATION

                           Pennsylvania
                  --------------------------------------------------------------
                           5        SOLE VOTING POWER
NUMBER OF
SHARES                              180,000
BENEFICIALLY      --------------------------------------------------------------
OWNED BY                   6        SHARED VOTING POWER
EACH
REPORTING                           Not applicable
PERSON            --------------------------------------------------------------
WITH                       7        SOLE DISPOSITIVE POWER

                                    180,000
                  --------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                    Not applicable
                  --------------------------------------------------------------
9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    180,000

10                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                  EXCLUDES CERTAIN SHARES              |_|


11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                    3.7%(1)
                  --------------------------------------------------------------

12                TYPE OF REPORTING PERSON

                                    OO
                  --------------------------------------------------------------

     (1) Based upon 4,775,000 shares of Common Stock outstanding on February 6, 2004, as reported by the Issuer in its Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on February 13, 2004, for the year ended December 31, 2003.

---------------------
CUSIP No. 601316 10 2                   13G                 Page 5 of 17 Pages
---------------------



1                 NAMES OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    Adam B. Spector, as co-Trustee of the Spector Family Trust
                  --------------------------------------------------------------

2                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)      |X|
                                                               (b)      |_|

3                 SEC USE ONLY

4                 CITIZENSHIP OR PLACE OF ORGANIZATION

                                    United States
                  --------------------------------------------------------------
                           5        SOLE VOTING POWER
NUMBER OF
SHARES                              Not applicable
BENEFICIALLY      --------------------------------------------------------------
OWNED BY                   6        SHARED VOTING POWER
EACH
REPORTING                           180,000, as co-Trustee of the Spector
PERSON                              Family Trust
WITH              --------------------------------------------------------------
                           7        SOLE DISPOSITIVE POWER

                                    Not applicable
                  --------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                    180,000, as co-Trustee of the Spector
                                    Family Trust
                  --------------------------------------------------------------

9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    180,000, as co-Trustee of the Spector Family
                                    Trust
                  --------------------------------------------------------------

10                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                  EXCLUDES CERTAIN SHARES             |_|


11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                    3.7%(1)
                  --------------------------------------------------------------

12                TYPE OF REPORTING PERSON

                                    IN
                  --------------------------------------------------------------

     (1) Based upon 4,775,000 shares of Common Stock outstanding on February 6, 2004, as reported by the Issuer in its Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on February 13, 2004, for the year ended December 31, 2003.

---------------------
CUSIP No. 601316 10 2                   13G                 Page 6 of 17 Pages
---------------------


1                 NAMES OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                    Jeremy D. Spector, as co-Trustee of the Spector Family Trust
                  --------------------------------------------------------------

2                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)      |X|
                                                               (b)      |_|

3                 SEC USE ONLY

4                 CITIZENSHIP OR PLACE OF ORGANIZATION

                                    United States
                  --------------------------------------------------------------
                           5        SOLE VOTING POWER
NUMBER OF
SHARES                              Not applicable
BENEFICIALLY      --------------------------------------------------------------
OWNED BY                   6        SHARED VOTING POWER
EACH
REPORTING                           180,000, as co-Trustee of the Spector Family
PERSON                              Trust
WITH              --------------------------------------------------------------
                           7        SOLE DISPOSITIVE POWER

                                    Not applicable
                  --------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                    180,000, as co-Trustee of the Spector
                                    Family Trust
                  --------------------------------------------------------------

9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    180,000, as co-Trustee of the Spector Family
                                    Trust
                  --------------------------------------------------------------

10                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                  EXCLUDES CERTAIN SHARES                |_|


11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                    3.7%(1)
                  --------------------------------------------------------------

12                TYPE OF REPORTING PERSON

                                    IN
                  --------------------------------------------------------------

(1) Based upon 4,775,000 shares of Common Stock outstanding on February 6, 2004, as reported by the Issuer in its Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on February 13, 2004, for the year ended December 31, 2003.

---------------------
CUSIP No. 601316 10 2                   13G                 Page 7 of 17 Pages
---------------------


1                 NAMES OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                           Dr. Heinz C. Schimmelbusch
                  --------------------------------------------------------------

2                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)      |X|
                                                               (b)      |_|

3                 SEC USE ONLY

4                 CITIZENSHIP OR PLACE OF ORGANIZATION

                           Austria
                  --------------------------------------------------------------

                           5        SOLE VOTING POWER
NUMBER OF
SHARES                              150,000
BENEFICIALLY      --------------------------------------------------------------
OWNED BY                   6        SHARED VOTING POWER
EACH
REPORTING                           Not applicable
PERSON            --------------------------------------------------------------
WITH                       7        SOLE DISPOSITIVE POWER

                                    150,000
                  --------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                    Not applicable
                  --------------------------------------------------------------
9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    150,000
                  --------------------------------------------------------------

10                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                  EXCLUDES CERTAIN SHARES                  |_|


11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                    3.1%(1)
                  --------------------------------------------------------------

12                TYPE OF REPORTING PERSON

                                    IN
                  --------------------------------------------------------------

(1) Based upon 4,775,000 shares of Common Stock outstanding on February 6, 2004, as reported by the Issuer in its Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on February 13, 2004, for the year ended December 31, 2003.

---------------------
CUSIP No. 601316 10 2                   13G                 Page 8 of 17 Pages
---------------------



1                 NAMES OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                           Robert E. Keith, Jr.
                  --------------------------------------------------------------
2                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)      |X|
                                                               (b)      |_|

3                 SEC USE ONLY

4                 CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States

                  --------------------------------------------------------------
                           5        SOLE VOTING POWER
NUMBER OF
SHARES                              20,000
BENEFICIALLY      --------------------------------------------------------------
OWNED BY                   6        SHARED VOTING POWER
EACH
REPORTING                           Not applicable
PERSON            --------------------------------------------------------------
WITH                       7        SOLE DISPOSITIVE POWER

                                    20,000
                  --------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                    Not applicable
                  --------------------------------------------------------------
9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    20,000
                  --------------------------------------------------------------

10                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                  EXCLUDES CERTAIN SHARES              |X| (1)


11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                    0.4%(2)
                  --------------------------------------------------------------

12                TYPE OF REPORTING PERSON

                                    IN
                  --------------------------------------------------------------

(1) Does not include warrants to acquire an aggregate of 150,000 shares of Common Stock. These warrants are not currently exercisable.

(2) Based upon 4,775,000 shares of Common Stock outstanding on February 6, 2004, as reported by the Issuer in its Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on February 13, 2004, for the year ended December 31, 2003.

---------------------
CUSIP No. 601316 10 2                   13G                 Page 9 of 17 Pages
---------------------


1                 NAMES OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                           Don K. Rice
                  --------------------------------------------------------------
2                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)      |X|
                                                               (b)      |_|

3                 SEC USE ONLY

4                 CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States
                  --------------------------------------------------------------
                           5        SOLE VOTING POWER
NUMBER OF
SHARES                              20,000
BENEFICIALLY      --------------------------------------------------------------
OWNED BY                   6        SHARED VOTING POWER
EACH
REPORTING                           Not applicable
PERSON            --------------------------------------------------------------
WITH                       7        SOLE DISPOSITIVE POWER

                                    20,000
                  --------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                    Not applicable
                  --------------------------------------------------------------

9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    20,000
                  --------------------------------------------------------------

10                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                  EXCLUDES CERTAIN SHARES                      |X| (1)


11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                    0.4%(2)
                  --------------------------------------------------------------

12                TYPE OF REPORTING PERSON

                                    IN
                  --------------------------------------------------------------

(1) Does not include warrants to acquire an aggregate of 100,000 shares of Common Stock. These warrants are not currently exercisable.

(2) Based upon 4,775,000 shares of Common Stock outstanding on February 6, 2004, as reported by the Issuer in its Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on February 13, 2004, for the year ended December 31, 2003.

---------------------
CUSIP No. 601316 10 2                   13G                 Page 10 of 17 Pages
---------------------


NAMES OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                           J. Brian O'Neill
                  --------------------------------------------------------------
2                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a)      |X|
                                                               (b)      |_|

3                 SEC USE ONLY

4                 CITIZENSHIP OR PLACE OF ORGANIZATION

                           United States
                  --------------------------------------------------------------
                           5        SOLE VOTING POWER
NUMBER OF
SHARES                              20,000
BENEFICIALLY      --------------------------------------------------------------
OWNED BY                   6        SHARED VOTING POWER
EACH
REPORTING                           Not applicable
PERSON            --------------------------------------------------------------
WITH                       7        SOLE DISPOSITIVE POWER

                                    20,000
                  --------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                    Not applicable
                  --------------------------------------------------------------

9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    20,000
                  --------------------------------------------------------------

10                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                  EXCLUDES CERTAIN SHARES                      |_|


11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                    0.4%(1)
                  --------------------------------------------------------------

12                TYPE OF REPORTING PERSON

                                    IN
                  --------------------------------------------------------------

(1) Based upon 4,775,000 shares of Common Stock outstanding on February 6, 2004, as reported by the Issuer in its Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on February 13, 2004, for the year ended December 31, 2003.

---------------------
CUSIP No. 601316 10 2                   13G                 Page 11 of 17 Pages
---------------------


Item 1(a).        Name of Issuer:

                  Millstream Acquisition Corporation

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  435 Devon Park Drive, Building 400, Wayne, PA  19087

Item 2(a).        Name of Person Filing:

                  The Group composed of the following persons:

                    1.   Arthur Spector
                    2.   Spector Family Trust
                    3.   Adam B. Spector,  as  co-Trustee of the Spector  Family
                         Trust
                    4. Jeremy D. Spector, as co-Trustee of the Spector Family Trust
                    5.   Dr. Heinz C. Schimmelbusch
                    6.   Robert E. Keith, Jr.
                    7.   Don K. Rice
                    8.   J. Brian O'Neill

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  Not applicable, not organized

Item 2(c).        Citizenship:

                  Not applicable, not organized

Item 2(d).        Title of Class of Securities:

                  Common Stock

Item 2(e).        CUSIP Number:

                  601316 10 2

Item 2(a).        Name of Person Filing:
                  Arthur Spector

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  435 Devon Park Drive, Building 400, Wayne, PA  19087

Item 2(c).        Citizenship:

                  United States

Item 2(d).        Title of Class of Securities:

                  Common Stock

Item 2(e).        CUSIP Number:

                  601316 10 2

---------------------
CUSIP No. 601316 10 2                   13G                 Page 11 of 17 Pages
---------------------


Item 2(a).        Name of Person Filing:
                  Spector Family Trust

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  435 Devon Park Drive, Building 400, Wayne, PA  19087

Item 2(c).        Citizenship:

                  Pennsylvania

Item 2(d).        Title of Class of Securities:

                  Common Stock

Item 2(e).        CUSIP Number:

                  601316 10 2

Item 2(a).        Name of Person Filing:
                  Adam B. Spector, as co-Trustee of the Spector Family Trust

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  435 Devon Park Drive, Building 400, Wayne, PA  19087

Item 2(c).        Citizenship:

                  United States

Item 2(d).        Title of Class of Securities:

                  Common Stock

Item 2(e).        CUSIP Number:

                  601316 10 2

Item 2(a).        Name of Person Filing:
                  Jeremy D. Spector, as co-Trustee of the Spector Family Trust

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  435 Devon Park Drive, Building 400, Wayne, PA  19087

Item 2(c).        Citizenship:

                  United States

Item 2(d).        Title of Class of Securities:

                  Common Stock

---------------------
CUSIP No. 601316 10 2                   13G                 Page 13 of 17 Pages
---------------------



Item 2(e).        CUSIP Number:

                  601316 10 2

Item 2(a).        Name of Person Filing:
                  Dr. Heinz C. Schimmelbusch

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  c/o Safeguard International Fund L.P.,
                  435 Devon Park Drive, Building 400,
                  Wayne, PA  19087

Item 2(c).        Citizenship:

                  Austria

Item 2(d).        Title of Class of Securities:

                  Common Stock

Item 2(e).        CUSIP Number:

                  601316 10 2

Item 2(a).        Name of Person Filing:
                  Robert E. Keith, Jr.

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  435 Devon Park Drive, Building 700, Wayne, PA  19087

Item 2(c).        Citizenship:

                  United States

Item 2(d).        Title of Class of Securities:

                  Common Stock

Item 2(e).        CUSIP Number:

                  601316 10 2

Item 2(a).        Name of Person Filing:
                  Don K. Rice

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  517 Fishers Road, Bryn Mawr, PA 19010

Item 2(c).        Citizenship:

                  United States

---------------------
CUSIP No. 601316 10 2                   13G                 Page 14 of 17 Pages
---------------------


Item 2(d).        Title of Class of Securities:

                  Common Stock

Item 2(e).        CUSIP Number:

                  601316 10 2

Item 2(a).        Name of Person Filing:
                  J. Brian O'Neill
Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  700 South Henderson Road, Suite 225, King of Prussia, PA 19406

Item 2(c).        Citizenship:

                  United States

Item 2(d).        Title of Class of Securities:

                  Common Stock

Item 2(e).        CUSIP Number:

                  601316 10 2

Item 3.           Not applicable

Item 4.           Ownership.

                    (a)  Amount beneficially owned:

                    For each reporting person, see response to Row 9 on their respective cover page.

                    (b)  Percent of class:

                    For each reporting person, see response to Row 11 on their respective cover page.

                    (c)  Number of shares to which such person has:

                              (i) Sole power to vote or to direct the vote:

                                        For each reporting person, see response to Row 5 on their respective cover page.

                              (ii) Shared power to vote or to direct the vote:

                                        For each reporting person, see response to Row 6 on their respective cover page.

                              (iii) Sole power to dispose or to direct the disposition of:

                                        For each reporting person, see response to Row 7 on their respective cover page.

                              (iv) Shared power to dispose or direct the disposition of:

                                        For each reporting person, see response to Row 8 on their respective cover page.

---------------------
CUSIP No. 601316 10 2                   13G                 Page 15 of 17 Pages
---------------------


Each reporting person states that the filing of this statement on Schedule 13G shall not be construed as an admission that such reporting person is, for the purposes of section 13(d) or 13(g) of the Act, the beneficial owner of the shares of Common Stock reported as beneficially owned by the other reporting persons in this statement on Schedule 13G.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group.

                  See Exhibit A attached hereto.

Item 9.           Notice of Dissolution of a Group.

                  Not applicable.

Item 10.          Certifications.

                  Not applicable.

---------------------
CUSIP No. 601316 10 2                   13G                 Page 13 of 17 Pages
---------------------

PHIL1 558339-1
                                    SIGNATURE

          This statement on Schedule 13G is filed on behalf of each of the undersigned persons and the Group. After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned persons certifies that the information set forth in this statement is true, complete and correct insofar as the information pertains to the undersigned.


Date:  February 13, 2004             /s/ Arthur Spector
                                     ------------------------
                                     Arthur Spector


Date:  February 13, 2004             Spector Family Trust


                                              By: /s/ Adam B. Spector
                                              ---------------------------
                                              Adam B. Spector, co-Trustee


                                              By: /s/ Jeremy D. Spector
                                              ---------------------------
                                              Jeremy D. Spector, co-Trustee


Date:  February 13, 2004             /s/ Adam B. Spector
                                     ------------------------
                                     Adam B. Spector, as co-Trustee
                                     of the Spector Family Trust


Date:  February 13, 2004             /s/ Jeremy D. Spector
                                     ------------------------
                                     Jeremy D. Spector, as co-Trustee
                                     of the Spector Family Trust


Date:  February 13, 2004             /s/ Dr. Heinz C. Schimmelbusch
                                     ------------------------------
                                     Dr. Heinz C. Schimmelbusch



Date:  February 13, 2004             /s/ Robert E. Keith, Jr.
                                     ------------------------
                                     Robert E. Keith, Jr.



Date:  February 13, 2004             /s/ Don K. Rice
                                     ------------------------
                                     Don K. Rice



Date:  February 13, 2004             /s/ J. Brian O'Neill
                                     ------------------------
                                     J. Brian O'Neill

---------------------
CUSIP No. 601316 10 2                   13G                 Page 17 of 17 Pages
---------------------



                                    EXHIBIT A

         This Agreement made by the undersigned persons certifies that each undersigned person agrees that the statement on Schedule 13G to which this Exhibit A is attached is filed on behalf of each of them and the Group. The "Group" (as defined in Rule 13d-5(b)) is composed of the following persons:

                1.   Arthur Spector
                2. Spector Family Trust 3. Adam B. Spector, as co-Trustee of the Spector Family Trust
                4.   Jeremy D.  Spector,  as  co-Trustee of the Spector
                     Family Trust
                5.   Dr. Heinz C. Schimmelbusch
                6.   Robert E. Keith, Jr.
                7.   Don K. Rice
                8.   J. Brian O'Neill

         Each undersigned person further agrees that the information as it pertains to each undersigned is accurate and complete, and that each undersigned has no knowledge or reason to believe that information as it relates to the other persons making this filing is inaccurate.


/s/ Arthur Spector                                          February 13, 2004
------------------------------------
Arthur Spector



Spector Family Trust                                        February 13, 2004


         By: /s/ Adam B. Spector
         ---------------------------
         Adam B. Spector, co-Trustee


         By: /s/ Jeremy D. Spector
         ----------------------------
         Jeremy D. Spector, co-Trustee

/s/ Adam B. Spector                                         February 13, 2004
------------------------------------
Adam B. Spector,
as co-Trustee of the Spector Family Trust

/s/ Jeremy D. Spector                                       February 13, 2004
------------------------------------
Jeremy D. Spector,
as co-Trustee of the Spector Family Trust


/s/ Dr. Heinz C. Schimmelbusch                              February 13, 2004
------------------------------------
Dr. Heinz C. Schimmelbusch


/s/ Robert E. Keith, Jr.                                    February 13, 2004
------------------------------------
Robert E. Keith, Jr.


/s/ Don K. Rice                                             February 13, 2004
------------------------------------
Don K. Rice


/s/ J. Brian O'Neill                                        February 13, 2004
------------------------------------
J. Brian O'Neill